Exhibit 99.1

Lennox Announces Agreement to Sell European Commercial HVAC and Refrigeration Businesses

DALLAS, September 21, 2023– Lennox (NYSE: LII), a leader in energy-efficient climate-control solutions, announces it has entered into an agreement to sell its European commercial HVAC and refrigeration businesses, headquartered in Lyon, France, to funds managed by Syntagma Capital. The closing of the transaction is subject to obtaining required consents, works council consultations, and customary closing conditions. The transaction is expected to be completed in the fourth quarter of 2023.

“The agreement to sell the European commercial HVAC and refrigeration business will be the best way to bring closure to our portfolio simplification decision announced last year. Our focus on North America will enable us to better serve our customers and achieve growth acceleration and margin resiliency,” said Chief Executive Officer Alok Maskara.

“Our European commercial HVAC and refrigeration businesses have been part of Lennox for many years, and I want to thank the talented employees of those businesses for their dedication and contributions.” Maskara concluded.
ABOUT LENNOX
Lennox (NYSE: LII) is a leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our cooling, heating, indoor air quality, and refrigeration systems. Additional information on Lennox is available at investor.lennox.com or by contacting investor@lennoxintl.com.